1. Name and Address of Reporting Person
   Cowen, Scott S.
   218 Gibson Hall,  Tulane Univ.
   6823 St. Charles Avenue
   New Orleans, LA 70118
2. Issuer Name and Ticker or Trading Symbol
   Newell Rubbermaid Inc. (NWL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   9/2002 R1
5. If Amendment, Date of Original (Month/Day/Year)
   09/20/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       09/11/2002 P             1000        A      $35.9800   3047             D
Common Stock                       09/11/2002 P             500         A      $35.9800   1220             I           By Wife
Common Stock                       09/11/2002 P             500         A      $35.9800   500              I           Scott Cowen
                                                                                                                       IRA
Common Shares, Par Value $1                                                               0                D
Common Shares, Par Value $1                                                               0                I           RB Deferred
                                                                                                                       Comp Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Option  (Right $35.34                                               05/09/2012 Common                      2000     D
to Buy)                                                                        Stock
Option  (Right $46.9375                                             03/24/2009 Common                      10000    D
to Buy)                                                                        Stock
Dividend       $0       09/10/2002 A <F1>    4.654                             Common  4.654    $0.0000    783.862  D
Equivalent                                                                     Stock                       <F2>

Explanation of Responses:

<F1>
Dividend Equivalent becomes payable upon distribution from the Plan
<F2>
Reflects already acquired dividend equivalent rights as previously reported on Table I as the Rubbermaid Deferred Compensation Plan.

SIGNATURE OF REPORTING PERSON
/s/ Scott S. Cowen

DATE
09/24/2002